UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2004

LEAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, Michigan		48034
(Address of principal executive offices)		(Zip Code)

(248) 447-1500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.
SIGNATURES

Item 8.01 – Other Events.

     In October 2004, the Financial Accounting Standards Board ratified the final consensus of the Emerging Issues Task Force (“EITF”) on EITF 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as Lear Corporation’s (the “Company”) outstanding zero-coupon convertible senior notes, should be included in diluted net income per share computations regardless of whether the market price trigger has been met. The provisions are effective for reporting periods ending after December 15, 2004, and all prior period net income per share amounts presented will be restated to conform to the new provisions. The effect of EITF 04-08 on the calculation of diluted net income per share is to adjust net income by adding back after-tax interest expense related to the convertible senior notes and to increase total shares outstanding by the number of shares that would be issuable upon conversion. As of December 15, 2004, the Company’s convertible senior notes did not meet the market price trigger and are not convertible. The pro forma effects of this new accounting pronouncement are shown below (in millions, except per share data):

	Years Ended
	December 31,		December 31,
	2002 (A)		2003

Net income, as reported	$13.0		$380.5
Add: After-tax interest expense on convertible debt	7.4		9.0

Net income, for diluted net income per share	$20.4		$389.5

Diluted shares outstanding, as reported	67,057,139		68,533,512
Add: Shares issuable upon conversion of convertible debt	4,232,852	(B)	4,813,056

Diluted shares outstanding, as restated	71,289,991		73,346,568

Diluted net income per share, as reported	$0.19		$5.55
Diluted net income per share, as restated	$0.29		$5.31

	Three Months Ended
	April 3,	July 3,	October 2,
	2004	2004	2004

Net income, as reported	$91.4	$116.1	$91.7
Add: After-tax interest expense on convertible debt	2.4	2.3	2.3

Net income, for diluted net income per share	$93.8	$118.4	$94.0

Diluted shares outstanding, as reported	70,569,554	70,284,325	69,702,876
Add: Shares issuable upon conversion of convertible debt	4,813,056	4,813,056	4,813,056

Diluted shares outstanding, as restated	75,382,610	75,097,381	74,515,932

Diluted net income per share, as reported	$1.30	$1.65	$1.32
Diluted net income per share, as restated	$1.24	$1.58	$1.26

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	Six Months	Nine Months
	Ended	Ended
	July 3,	October 2,
	2004	2004

Net income, as reported	$207.5	$299.2
Add: After-tax interest expense on convertible debt	4.7	7.0

Net income, for diluted net income per share	$212.2	$306.2

Diluted shares outstanding, as reported	70,429,626	70,190,655
Add: Shares issuable upon conversion of convertible debt	4,813,056	4,813,056

Diluted shares outstanding, as restated	75,242,682	75,003,711

Diluted net income per share, as reported	$2.95	$4.26
Diluted net income per share, as restated	$2.82	$4.08

(A)	For the year ended December 31, 2002, the impact of the Company’s outstanding zero-coupon convertible senior notes on net income per share is antidilutive. Potential common shares are included in the calculation of diluted net income per share based on whether their inclusion is dilutive or antidilutive to income per share before cumulative effect of a change in accounting principle. For the year ended December 31, 2002, income before cumulative effect of a change in accounting principle was $311.5 million. The impact of the Company’s convertible senior notes on income per share before cumulative effect of a change in accounting principle is approximately $0.18 dilutive, from $4.65 to $4.47.

(B)	The Company’s outstanding zero-coupon convertible senior notes were issued on February 14, 2002.

     The impact of the assumed conversion of the outstanding convertible senior notes is expected to reduce fourth quarter and full year 2004 net income per share by approximately $0.08 and $0.26 - $0.27, respectively.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: December 15, 2004	By:	/s/ David C. Wajsgras
		Name:	David C. Wajsgras
		Title:	Senior Vice President and Chief Financial Officer

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